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Exhibit (11) - Statement Re:  Computation of Earnings Per Share

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COMPUTATION OF EARNINGS PER SHARE
Comerica Incorporated and Subsidiaries

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(In thousands, except per share data)

                                     Three Months Ended      Nine Months Ended
                                        September 30           September 30
                                     -------------------    -------------------
                                        1995        1994        1995       1994
                                     --------   --------    --------   --------
Primary:
  Average shares outstanding          114,629    118,466     116,207    117,212
  Common stock equivalent:
    Net effect of the assumed
      exercise of stock options         1,364        970         992        936
                                     --------   --------    --------   --------
    Primary average shares            115,993    119,436     117,199    118,148
                                     ========   ========    ========   ========

Net income                           $105,302   $100,604    $306,856   $290,645
                                     --------   --------    --------   --------

Primary net income per share            $0.91      $0.84       $2.62      $2.46

Fully diluted:
  Average shares outstanding          114,629    118,466     116,207    117,212
  Common stock equivalent:
    Net effect of the assumed
      exercise of stock options         1,472        971       1,490        940
                                     --------   --------    --------   --------
    Fully diluted average shares      116,101    119,437     117,697    118,152
                                     ========   ========    ========   ========

Net income                           $105,302   $100,604    $306,856   $290,645
                                     --------   --------    --------   --------
Fully diluted net income
  per share                             $0.91      $0.84       $2.61      $2.46

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